Exhibit 23.1

consent of independent registered public accounting firm

We hereby consent to the inclusion in the Form S-1/A Registration Statement filed by SurgePays, Inc. & Subsidiaries (the “Company”), on June 17, 2021, of our report dated March 31, 2021, on the Company’s consolidated balance sheet as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes. We also consent to the reference to us under the heading “Experts” in the prospectus.

Very truly yours,

Rodefer Moss & Co, PLLC

June 17, 2021